Exhibit 10.49

CMG @VENTURES III, LLC

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT, dated as of the 31st day of December, 2003, to the Limited Liability Company Agreement of CMG@Ventures III, LLC (the “Company”), dated as of August 7, 1998 (as amended to date, the “Agreement”), is among CMG@Ventures Capital Corp., a Delaware corporation (the “Capital Member”), and @Ventures Partners III, LLC, a Delaware limited liability company (the “Managing Member” and together with the Capital Member, the “Members”). Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

WHEREAS, the Capital Member and the Managing Member desire to extend the term of the Company through June 30, 2005; and

WHEREAS, in connection with such extension, the Capital Member and the Managing Member desire to modify certain provisions of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

1. Effective Date of Amendment. This Amendment shall become effective on December 31, 2003 (such date, the “Amendment Effective Date”).

2. Election to Extend Term. Pursuant to and in accordance with Section. 8.1.4 of the Agreement, the Capital Member and the Managing Member have elected to extend the term of the Company through June 30, 2005, and the Agreement is hereby amended to reflect such election. For purposes of the Agreement, the period from January 1, 2004 to June 30, 2005 is hereinafter referred to as the “Extension Period.”

3. Management Fee During Extension Period. Section 4.4.2 of the Agreement is hereby amended to add, at the end thereof, the following language:

“Notwithstanding anything to the contrary in this Agreement or the Management Contract, during and subsequent to the Extension Period, no Management Fee shall be due or payable to the Management Company pursuant to Section 4.4.2 of this Agreement or Section 4 of the Management Contract. Section 4 of the Management Contract between the Company and the Management Company is hereby deemed to be amended in the manner described herein, and the Management Company and the Company, and the Capital Member (by its signature below), hereby consent to such amendment.”

4. Amendment to Section 4.4.3. Section 4.4.3 of the Agreement is hereby amended by adding, at the end thereof, the following sentence:

“Notwithstanding the foregoing, during the Extension Period, any amount received by the Managing Member, the Management Company and their respective affiliates which would otherwise be credited against the amount of the Management Fee pursuant to this Section 4.4.3 shall instead be paid directly to the Company. The corresponding provisions of the Management Contract between the Company and the Management Company are hereby deemed to be amended in the manner described herein, and the Management Company and the Company, and the Capital Member (by its signature below) hereby consent to such amendment.”

5. Amendment to Section 4.5. Section 4.5 of the Agreement is hereby amended by adding, at the end thereof, the following sentence:

“Notwithstanding the foregoing, if the term of the Company ends, the Company shall not, after the date of any such termination, have a right to attend and/or participate in any meetings of the LP Advisory Board.”

6. Amendment to Section 9.3. Section 9.3 of the Agreement is hereby amended by adding at Line end thereof the following paragraph:

“Notwithstanding the foregoing, with respect to the Extension Period, the Managing Member shall be required to prepare and deliver to each Member only the following reports: (i) on or before August 15, 2004, an unaudited balance sheet as of June 30, 2004 and an income statement for the Company for the six-month period then ended, accompanied by a report on any material developments in existing investments which occurred during such six-month period, (ii) on or before August 15, 2004, a statement showing the balance in each Member’s Capital Account as of June 30, 2004 and a reconciliation, of such balance, (iii) on or before February 15, 2005, an unaudited balance sheet as of December 31, 2004 and an income statement for the Company for the six-month period then ended, accompanied by a report on any material developments in existing investments which occurred during such six-month period, (iv) on or before February 15, 2005, a statement showing the balance in each Member’s Capital Account as of December 31, 2004 and a reconciliation of such balance, (v) on or before August 15, 2005, an unaudited balance sheet as of June 30, 2005 and. an income statement for the Company for the six-month period then ended, accompanied by a report on any material developments in existing investments which occurred during such six-month period, (vi) on or before August 15, 2005, a statement showing the balance in each Member’s Capital Account as of June 30, 2005 and a reconciliation of such balance, (vii) on or before December 31, 2004, such other information, reports and forms as are necessary to assist each Member in the preparation of his federal, state and local tax returns for the year ending July 31, 2004, (viii) on or before September 30, 2005, such other information, reports and forms as are necessary to assist each Member in the preparation of his federal, state and local tax returns for the year ending July 31, 2005, and (ix) on or before

September 30, 2005, such other information regarding existing investments and portfolio companies as any Member shall reasonably request.”

7. Consent to Amendment of Management Contract. The Capital Member, the Managing Member and the Management Company, by their execution of this Amendment, hereby consent to the amendment of the Management Contract on the terms set forth herein, and the Management Contract is deemed amended hereby to the extent provided herein.

8. Ratification. The Agreement is amended by this Amendment only to the extent expressly provided in this Amendment, and in all other respects, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10. Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

MANAGING MEMBER:		CAPITAL MEMBER:

@VENTURES PARTNERS III, LLC		CMG@VENTURES CAPITAL CORP.

By:	/s/ Marc D. Poirier	By:	/s/ Thomas Oberdorf
Name:	Marc D. Poirier	Name:	Thomas Oberdorf
Title:	Managing Member	Title:	Treasurer and Chief Financial Officer

The Management Company and the Company hereby consent to the amendment to the Management Contract contemplated by Sections 3 and 4 of this Amendment, as of the date first written above.

@VENTURES MANAGEMENT, LLC

By	/s/ Marc D. Poirier
Authorized Member

CMG @VENTURES III, LLC

By	@Ventures Partners III, LLC, Managing Member

By	/s/ Marc D. Poirier
Authorized Managing Member